                                                                   Exhibit 10.18

                                      MdBio
                       GMP Manufacturing Incentive Program

                   AWARD, STOCK PURCHASE AND WARRANT AGREEMENT

      This GMP MANUFACTURING AWARD, STOCK PURCHASE AND WARRANT AGREEMENT is made as of this 30th day of September, 1999, by and between MdBio, Inc., a Maryland non-stock, not-for-profit corporation ("MdBio") and Boston Biomedica, Inc., a Massachusetts corporation with its headquarters located in West Bridgewater, Massachusetts ("BBI").

                             BACKGROUND OF AGREEMENT

            MdBio is a not-for-profit corporation qualified under the Internal Revenue Code Section 501(c)(3). One of its missions is to encourage the expansion of bioscience manufacturing in the State of Maryland. Consistent with this mission, MdBio has instituted its GMP Manufacturing Incentive Program (the "Program"), whereby MdBio invests in bioscience enterprises for the specific purpose of having the proceeds of such investment used for the manufacture, under GMP-compliant conditions, of bioscience products within the state of Maryland.

            BBI would like to participate in the Program by having the proceeds derived from an investment by MdBio in BBI used for supporting the improvement of the GMP manufacturing capabilities at BBI Biotech Research Laboratories located in Gaithersburg, Maryland. These improvements will allow BBI to serve a greater variety of commercial clients, and will include the purchase of equipment to automate sample processing and quality control, as well as instrumentation for the measurement of buffer preparations and nucleic acid samples.

      In consideration of the covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Purchase and Sale of Shares.

      1.1 Closing. The Closing on the transactions contemplated by this Agreement shall take place simultaneous with the execution and delivery of this Agreement (the "Closing").

      1.2 Payment. At Closing, MdBio shall agree to pay to BBI the sum of One Hundred Seventy-five Thousand Dollars ($175,000) (the "Award").

      1.3 Share Price. For the purposes of this Agreement, the "Share Price" of BBI common stock shall be defined as the average of the stock's closing price on the five trading days immediately preceding the Closing.

      1.4 Stock Units/Unit Price. A "Stock Unit" shall be defined as consisting of one share of BBI common stock plus a warrant to purchase an additional share of BBI common stock under the conditions described in Section 1.5 below. The "Unit Price" shall be defined as the "Share Price" defined in Section 1.3 above plus One Dollar and Eighty-four Cents ($1.84).

      1.5 Warrant. The warrant described in Section 1.4 shall be exercisable, in whole or in part, and from time to time over a four year period, commencing on the Closing date and bear customary terms and conditions concerning stock splits, dividends, etc. The exercise price of this warrant will be Ten Dollars ($10.00) per share.

      1.6 Issuance of Units. In consideration for the Award, BBI shall deliver to MdBio at Closing the number of Stock Units equal to the quotient resulting from the division of One Hundred Seventy-five Thousand Dollars ($175,000) by the Unit Price, with the quotient rounded to the nearest whole number.


3. Representations and Warranties of BBI. BBI hereby represents and warrants as follows:

      3.1 Organization. BBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

      3.2 Authority Relative to this Agreement. BBI has the corporate power and authority to execute and deliver this Agreement. The execution and delivery by BBI of the Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of BBI. This Agreement, when executed and delivered by BBI, will constitute a valid and binding obligation of BBI, enforceable against BBI in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity.

      3.3 No Violation. The execution and delivery of this Agreement will not
(a) violate any provisions of BBI's Amended and Restated Articles of Organization or Amended and Restated Bylaws, (b) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which BBI is a party or by which BBI or its assets are bound, or (c) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission or agency applicable to BBI.

      3.4 Informational Schedules. BBI agrees to provide MdBio with the following documents, either at the Closing or at its earliest convenience thereafter: 1) BBI's Amended and Restated Articles of Organization; 2) BBI's Amended and Restated Bylaws; 3) a list of all current BBI officers and members of its Board of Directors; and 4) BBI's most current Balance Sheet and Statement of Income at the time of Closing.

      3.5 Litigation. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of BBI, threatened against BBI which have or can reasonably be expected to have adverse effect on BBI or its assets.

      3.6 Project Costs. The projected total cost of the improvements to BBI Biotech Research Lab's manufacturing capabilities contemplated under this agreement is $350,000. The Award therefore represents fifty percent (50%) of this cost.


4. Representations and Warranties of MdBio. MdBio hereby represents and warrants as follows:

      4.1 Organization. MdBio is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

      4.2 Authority Relative to this Agreement. MdBio has the corporate power and authority to execute and deliver this Agreement. The execution and delivery by MdBio of the Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of MdBio. This Agreement, when executed and delivered by MdBio, will constitute a valid and binding obligation of MdBio, enforceable against MdBio in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity.

      4.3 No Violation. The execution and delivery of this Agreement will not
(a) violate any provisions of MdBio's Certificate of Incorporation or Bylaws,
(b) result in a default or give rise to any right of termination, modification or acceleration under the provisions of any agreement or other instrument or obligation to which MdBio is a party or by which MdBio or its assets are bound, or (c) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission or agency applicable to MdBio.

      4.4 Investment Intent; Accredited Investor; Legends. MdBio is purchasing or acquiring the Stock Units, and the shares of common stock and Warrants constituting the Stock Units, for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Act"), MdBio represents and warrants that MdBio: (a) is experienced in the evaluation of businesses similar to BBI, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in BBI, (c) has the ability to bear the economic risks of an investment in BBI, (d) has been furnished with or has had access to such information as is specified in subparagraph (b)(2) of Rule 502 promulgated under the Act and has carefully reviewed and understood such information, (c) has been afforded the opportunity to ask questions of and to receive answers from BBI and to obtain any additional information necessary to make an informed investment decision with respect to an investment in BBI, and (f) is an "Accredited lnvestor~', as such term is defined in subparagraph (a) of Rule 501 promulgated under the Act. MdBio hereby consents to the imposition of a legend substantially similar to the following on each certificate representing the shares of common stock and Warrants constituting Stock Units and , unless registered under the Act pursuant to Section 5.2, below, each certificate for shares of common stock issued upon exercise of the Warrants, and MdBio agrees to abide by the restrictions contained therein:

      "[This Warrant has] (The shares represented by this certificate have) not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred, pledged, hypothecated or assigned unless registered under the Act or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act."

      MdBio acknowledges that unless the shares of common stock issuable upon exercise of the Warrants have been registered under the Act pursuant to Section 5.2, below, each representation and warranty made by MdBio in this Section 4.4 must be made by MdBio again at the time of each exercise of the Warrants, and the exercise of the Warrants shall be conditioned and subject to such representation and warranty.

      4.5 Restricted Securities. MdBio understands that the Stock Units, and the shares of common stock and Warrants constituting the Stock Units, have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of MdBio's investment intent as expressed herein. MdBio acknowledges that the Stock Units, and the shares of common stock and Warrants constituting the Stock Units and, unless registered under the Act pursuant to Section 5.2.1 below, the shares of common stock issuable upon exercise of the Warrants, when received, must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. MdBio has been advised of or is aware of the provisions of Rule 144 promulgated under the Act, which rule permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions contained therein.

5.    Additional Covenants.

      5.1 Maryland Manufacturing. For a period commencing from the date hereof until the fifth (5th) anniversary of the Closing (the "Commitment Period"), BBI (or its successors) shall cause the manufacturing activities of BBI Biotech Research Labs to take place in the State of Maryland (for the purposes of this agreement, "manufacturing activities" shall mean production of virus and bacteria for use in BBI's controls and panels, as well as quality control testing for human pathogens using nucleic acid methodology).

BBI shall promptly notify MdBio in writing of its election to perform any of these manufacturing activities outside Maryland during the Commitment Period (the "Election Notice"). The Election Notice shall be provided to MdBio from time to time and shall provide BBI's good faith estimate of the cost of out-of-state manufacturing as compared to manufacturing conducted in Maryland during the same period. Should BBI elect to incur more than 50% of its costs for these activities outside the State of Maryland during the Commitment Period, then MdBio shall have an option to sell the Stock Units defined in Section 1.4 back to BBI for a purchase price equal to $175,000 plus compound interest at the rate of 15% per annum from the Closing.

      5.2 "Piggy-Back" Rights. In the event of a public offering or other registration of BBI's stock, MdBio shall enjoy and be entitled to standard piggyback registration rights granted by BBI to any other shareholder holding shares as of the date of this agreement and on terms no less favorable than granted to any such shareholder.

6.    Miscellaneous.

      6.1 Integration. This Agreement constitutes the entire understanding of the parties as to the subject matter and supersedes all prior understandings and agreements between the parties and their representatives.

      6.2 Amendment and Waiver. This Agreement may be amended, modified, supplemented or changed in whole or in part only by a written agreement making express reference to this Agreement that is executed by all parties hereto. Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by a written agreement making express reference to this Agreement and executed by the party against whom the waiver is asserted.

      6.3 Binding Agreement and Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and upon each of their respective successors and permitted assigns.

      6.4 No Assignment. This Agreement may not be assigned, nor any obligations delegated, in whole or in part, without the express prior written consent of the parties hereto, with such consent in all cases to be conditioned upon assignee's agreement to be bound by the terms and conditions of this Agreement.

      6.5 Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given upon (I) delivery in person, (ii) three
(3) business days after being deposited in the mail, first class postage prepaid, for mailing by certified or registered mail, (iii) one day after being deposited within an overnight courier, charges prepaid for next day delivery, or
(iv) when transmitted by facsimile, upon receipt of a facsimile confirmation by the intended recipient, with a copy simultaneously sent as provided in clauses
(ii) or (iii), in every case addressed as follows (or at such other persons or addresses as may be specified from time to time pursuant to a notice sent in accordance with this section):

Notice to MdBio should be delivered or mailed to:
             MdBio, Inc.
             Attention: Executive Director
             1003 W. 7th Street, Suite 202
             Frederick, Maryland 21701
             Facsimile: 800-863-5994

Notices to BBI should be delivered or mailed to:
             BBI, Inc.
             Attention: President
             375 West Street
             West Bridgewater, MA 02379-1040
             Facsimile: 508-580-1110

      6.6 Section Headings. The section headings contained in this Agreement and the exhibits are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or exhibits or any of their terms or conditions.

      6.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Maryland, excluding its choice of law provisions.

      6.8 Courts. Any dispute arising from the interpretation or operation of this Agreement shall be resolved in the courts of the State of Maryland, and the parties hereby consent to and elect, and waive any objection to, the jurisdiction of courts within the State of Maryland, waiving all objections as to venue or forum non conveniens or similar objections in the event of litigation.

      6.9 Counterparts. This Agreement may be signed in any number of duplicate originals with the same effect as if the signature to each original were on the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the year and day first above written.

       MdBio, Inc.                      BBI, Inc.

       By: _______________________      By:  _______________________
       C.  Robert Eaton                 Richard T. Schumacher
       Executive Director               Chairman & CEO


                                                                               6